EXHIBIT 10.19

June 12, 2006

Patricia Szoka Morris
[Address]
[Address]

Dear Patricia,

I am pleased to offer you the position as Senior Vice President and Chief Financial Officer of VA Software Corporation (“VA” or the “Company”). In this position, you will report to me, Ali Jenab, President and Chief Executive Officer (“CEO”).

In conjunction with this position, you will receive the following:

•
Annual Base Salary: You will receive an annual base salary of two hundred fifty thousand dollars ($250,000), minus required tax withholdings. Such compensation shall be paid bi-weekly in accordance with normal Company payroll practices. I am sure you recognize that the quotation of an annual salary rate is for purposes of communication and is not intended to imply a specific condition or length of employment.

•
Discretionary Bonus: Your Fiscal Year 2006 and Fiscal Year 2007 discretionary bonus will range to fifty (50%) percent of your annual base salary, minus applicable withholding taxes, and will be based upon the respective Fiscal Year 2006 and Fiscal Year 2007 performance objectives established by the Company’s Board of Directors. Your Fourth Quarter Fiscal Year 2006 discretionary bonus will range to the pro rata portion of your annual base salary corresponding to the percentage of time during which you were a Company employee, minus applicable withholding taxes, and will be based upon the Fourth Quarter Fiscal Year 2006 performance objectives approved by the Company’s Board of Directors. The awarding of a discretionary bonus is in recognition of performance and should not be construed as conferring upon you the right to continued employment with the Company or to a future discretionary bonus.

•
Stock Option Plan: The Compensation Committee of the Board of Directors has determined that you be granted an option to purchase four hundred thousand (400,000) shares of VA common stock, at an exercise price equal to the closing price of VA’s common stock on the Nasdaq NMS on the last trading day prior to the day that you commence employment at VA (your “Start Date”). Vesting will occur over forty-eight (48) months, 25% will vest after one (1) year from your Start Date and one forty-eighth (1/48th) per month thereafter. You will be responsible for any taxes associated with exercising these shares. The granting of stock options is wholly discretionary in nature, in recognition of performance or anticipated performance, and does not create any obligation on the part of the Company to maintain your employment through any part of the vesting schedule or to grant additional options in the future.

•
Employee Benefits: You will receive the Company’s normal employee benefits package, including health insurance, dental insurance, and a 401(k) retirement plan. You will also receive four weeks (20 working days) of paid time off (PTO) per year accrued bi-weekly on the basis of your length of employment from your date of hire in a regular, full-time position.

46939 Bayside Parkway Fremont, CA 94538  Tel: 510-687-7000  Fax 510-687-7155

Patricia Szoka Morris
June 12, 2006
Page Two

At Will Employment

This offer of employment, if accepted, does not constitute an employment contract; your employment with VA Software is “at will” and may be terminated by you or the Company at any time for any reason or no reason, as permitted by law.

Change of Control

In the event of a Change of Control, you will receive six (6) month’s of Accelerated Vesting. For purposes of this Agreement, the term “Accelerated Vesting” shall mean the immediate vesting of a number of shares subject to your options with the Company (“Options”), equal to the number of Options that would normally vest over a six (6) month period. For purposes of this Agreement, a “Change of Control” shall occur upon the closing of: (i) a merger or consolidation of the Company with or into any other corporation or other entity, or sale of all or substantially all of the assets of the Company, unless the shareholders of the Company immediately prior to such transaction hold at least 50% of the outstanding equity securities of the entity surviving such merger or consolidation or the entity purchasing such assets, or (ii) upon a sale or transfer of more than 50% of the Company’s voting securities to a person or persons acting as a group, who is or are not controlled directly or indirectly by the Company, in a single transaction or series of related transitions.

Entire Agreement

This offer letter is the complete offer for employment and may not be amended or altered in any way by oral statements, and can only be altered by a written amendment signed by the CEO, with the concurrence of the Compensation Committee of the Board of Directors.

Effectiveness of Offer
This offer shall remain in effect for five (5) days.

Additional Requirements

At the commencement of your employment, you will be required to sign VA policy documents on a variety of topics, including confidentiality, conflict of interest, business conduct and ethics. This offer is contingent on you satisfactorily passing a background investigation and completion of reference checks.

The Immigration Reform Control Act requires employers to verify eligibility of all personnel for employment in the United States. Enclosed is the Eligibility Verification Form (INS form I-9), which specifies which documents you are required to produce to establish such eligibility. Please complete Part A of the I-9 and bring it and the required documentation with you when you report for work on your first day.

At VA, we depend on the commitment, enthusiasm and skills of our team members to lead the Company’s growth. Each person has both the luxury and the duty to contribute to the future success of the Company in the most meaningful way he or she can. We therefore expect you to play a key role in the growth and success of our business. I look forward to having you on the team and to working with you to carry out the vision and mission of VA Software.

Patricia Szoka Morris
June 12, 2006
Page Three

Acceptance

Your signature at the bottom of this page indicates your acceptance of this offer. Please sign both of the originals, retaining one copy for your records, and returning one copy to me via fax (510-687-7089) and mail.

Sincerely
VA Software Corp.	I accept this offer;

6.13.06
Ali Jenab	Patricia Szoka Morris	Date
President & CEO

Start Date: July 5, 2006